Exhibit 99.1

DESKTOP METAL, INC. ANNOUNCES REDEMPTION OF PUBLIC WARRANTS

BOSTON--(BUSINESS WIRE)--Desktop Metal, Inc. (NYSE: DM), (“Desktop Metal” or “the Company”), a leader in mass production and turnkey additive manufacturing solutions, today announced that the Company will redeem all of its outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated March 14, 2019 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”) and that remain outstanding at 5:00 p.m. New York City time on March 29, 2021 (the “Redemption Date”) for a redemption price of $0.01 per Public Warrant (the “Redemption Price”). Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and that are still held by the initial holders thereof or their permitted transferees are not subject to this redemption.

Under the terms of the Warrant Agreement, Desktop Metal is entitled to redeem all of the outstanding Public Warrants if the last sales price of the Common Stock is at least $18.00 per share on each of twenty trading days within any thirty-day trading period ending on the third trading day prior to the date on which a notice of redemption is given. At the direction of the Company, the Warrant Agent has delivered a notice of redemption to each of the registered holders of the outstanding Public Warrants.

The Public Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase fully paid and non-assessable shares of Common Stock underlying such warrants, at the exercise price of $11.50 per share. Any Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Public Warrants will be entitled to receive only the redemption price of $0.01 per warrant.

Ric Fulop, Desktop Metal’s CEO and co-founder, said, “We are pleased to streamline our capital structure following the close of our business combination and enhance our cash position by eliminating the Public Warrants. More than 75 percent of our public warrants have been exercised to date, bolstering our cash balance and providing us with significant financial flexibility to invest in both organic growth initiatives and pursue inorganic business opportunities in line with our strategy to own printers, parts, and materials that address Additive Manufacturing 2.0 applications across an array of verticals.”

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-251653). The SEC maintains an Internet website that contains a copy of this prospectus. The address of that site is www.sec.gov. Alternatively, a copy of the prospectus from the Desktop Metal investor relations website may be obtained at https://ir.desktopmetal.com.

Questions concerning redemption and exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Desktop Metal, Inc.

Desktop Metal, Inc., based in Burlington, Massachusetts, is accelerating the transformation of manufacturing with end-to-end 3D printing solutions. Founded in 2015 by leaders in advanced manufacturing, metallurgy, and robotics, the company is addressing the unmet challenges of speed, cost, and quality to make 3D printing an essential tool for engineers and manufacturers around the world. Desktop Metal was selected as one of the world’s 30 most promising Technology Pioneers by the World Economic Forum; named to MIT Technology Review’s list of 50 Smartest Companies; and recognized among the most important innovations in engineering in Popular Science’s “Best of What’s New.” For more information, visit www.desktopmetal.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statement generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Press Contact

Lynda McKinney, 978-224-1282
Lyndamckinney@desktopmetal.com